EXHIBIT 99.1

Consolidated Graphics

Financial Results—September Quarter —2Q 2005 Conference Call

Wednesday, October 27, 2004

Financial Dynamics:

Thank you, and good morning everyone.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the second quarter ended September 30, 2004.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in the Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

During the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you, and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released financial results for the September quarter, including record revenue of $191 million.  Operating margins were 7.1%, marking the sixth consecutive quarter of operating margin improvement and the highest level in the last twelve quarters.  Net income for the September quarter was $7.6 million, or $.53 per diluted share, exceeding our previous forecast for the quarter as well as our results in the June and year ago quarters.

Focusing on our top-line performance, overall internal growth was 6%.  Excluding our estimate of the one-time boost from election related printing, internal growth was 3%.

This quarter’s results reflect the continuing positive impact of several factors.  First, we benefited from further improvement in economic and industry conditions.  Second, we capitalized on incremental election related printing.  And third, our National Sales and Cross-Selling focus, which includes CGXSolutions, continues to show strong gains.  These initiatives are the cornerstones of our growth strategy and truly differentiate Consolidated Graphics from our competition.

Let me expand on these.  First, National Sales and Cross-Selling contributed on a combined basis over half of our internal growth this quarter.  As a logical first choice for large corporations purchasing printing throughout the country, we are the preferred vendor for many national accounts.  We continue to make progress leveraging this status, producing an increase in National Sales of 5% over the September quarter a year ago.  We are currently working on many new opportunities, and while the sales cycle for National Accounts is typically longer than the regular commercial sale, we expect to report steady growth in this area in the upcoming quarters.

Part of the attraction for a National Sales account is our ability to service customers with locations throughout the country.  We have 65 locations in 25 states.  No competitor comes close to matching our geographic footprint or scope of service and capabilities.  We recently have made an investment in our marketing materials that reflects the true power of our scale.  Our comprehensive capabilities brochure, which we released earlier in the year, provides detail on all our locations and their respective capabilities.  This quarter we also completed a brochure detailing our CGXSolutions Internet-based suite of products.  To tie it all together, we also launched a new dynamic and interactive website which has all the information contained in our marketing collateral and includes user friendly navigation of all our services and locations throughout the country.

Cross-selling, I will remind you,` is our term for our locations using sister-location capabilities and the Internet-based print ordering tools offered by CGXSolutions to grow their sales.  To develop our sales professional’s familiarity with the wide range of services and capabilities that our organization has to offer, beyond those of their local facility, we instituted an annual National Sales meeting this year.  Here our salespeople are able to learn first-hand about our breadth of services and capabilities, from CGXSolutions to digital and web printing, point-of-purchase displays, maps, fulfillment services, and many, many more.  They also receive training on how to sell these services and capabilities and get to know our National Sales Team.  The results have been particularly pleasing, as we realized a 34% increase in cross-selling revenue over the year ago levels.  Meanwhile, CGXSolutions has generated a sequential increase in installed sites of 7% this quarter.

Another of our key growth strategies is acquisitions, which contributed 3% to this quarter’s sales growth.  In July, we completed the acquisition of Electric City Printing in Anderson, South Carolina.  This company, which was founded in 1935, carries a strong history of quality and customer service, has already benefited from our scale advantages by offering to their customers our comprehensive service capabilities, including an internet-based CGXSolution.  Electric City also brings a specialized race numbers business to our organization.  These racing bibs, printed on several different substrates, and commonly waterproof and tear proof Tyvek paper, are ordered by both domestic and international race organizers.  Acquisition opportunities similar to Electric City are continuing to materialize across the country and we look forward to reporting on our progress in this key growth area in the upcoming quarters.

The final component of our revenue increase for the quarter was election related printing, which constituted 3% of the internal growth this quarter.  Generally, every other year, and more pronounced in the months of September and October, election related printing is increased due to national, state and local elections.  We print political persuasion materials as well as ballots and election booklets and continue to develop our market penetration in this area as we seek to become the printer of choice for election related business.  Going forward, we expect our results will continue to reflect this biennial cycle.

Turning to operating margins, 7.1% in this quarter compares to 6.9% in the June quarter and 5.5% a year ago.  The stronger than expected election business certainly helped push our operating margins up.  As we’ll have more election business in October, we expect to maintain these margin levels for the December quarter.  However, as I stated in this mornings press release, further improvement in sales and operating margins in the near-term depends on continuing growth in the economy and improvement in industry conditions as well as our commitment to maintaining an efficient cost structure.

Long-term, we have confidence that our strong balance sheet and leading market position will lead to growth in sales and profits.  As a result, our commitment to maintaining our technology advantage has not changed.  We made capital expenditures in the quarter totaling $5.0 million, bringing our total capital expenditures for the first six months to $11.5 million.  These capital expenditures have expanded our customer product offering and range from investment in new sheetfed and digital presses, state of the art prepress technology, specialized finishing capabilities to hardware infrastructure enhancement of our CGXSolutions suite of Internet-based products.  These investments differentiate us from our local competition.  For the year, our expectation for capital expenditures remains at $25 million.

I will now turn the call over to Chris Colville who will provide you with additional quarterly financial information.

Chris Colville:

Thank you, Joe, and good morning everyone.  As Joe has previously discussed the income statement highlights, I will review balance sheet and cash flow highlights and reiterate the December quarter guidance reflected in this morning’s release.

We remain a very financially strong company.  Total debt at September 30, 2004 was $102.0 million, down $11.7 million, or 10.3% from the June quarter.  Over the last twelve months, we have reduced our total debt by $37.2 million, or 26.7%.

Our debt at September 30 consisted of $43.2 million of floating rate bank debt bearing interest currently at 3.7%, fixed rate term equipment notes totaling $41.2 million bearing interest at 5.6%, and $17.2 million of mortgages, industrial revenue bonds and other instruments bearing interest in the aggregate at 3.7%.  Unused capacity on our primary bank revolving credit facility is $102.9 million, and our pricing on that facility remains at 125 basis points over LIBOR.

Included in these debt amounts is the assumption of $4.9 million in Industrial Revenue Bonds associated with the Electric City acquisition as well as the retirement of $25.6 million of term equipment notes with borrowings under our primary credit facility.  In early October, we retired an additional $12.5 million of term equipment notes.  The purpose of such prepayments was to utilize substantial capacity under our primary credit facility to reduce our overall borrowing costs.  There were no financial penalties incurred as a result of these refinancings.

Included in our quarterly filing with the Securities and Exchange Commission this morning were reconciliations and the basis for our discussion of certain non-GAAP financial measures, including EBITDA and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the September quarter was $24.0 million, up $2.1 million from the June quarter. Trailing twelve month EDITDA improved to $86.4 million.

Cash flow from operations in the June quarter was $21.2 million and after subtracting the $5.0 million of capital expenditures mentioned earlier by Joe, free cash flow was $16.2 million for the quarter, and $47.5 million for the trailing twelve months.  This level of free cash flow is consistent with our prior quarter’s guidance, adjusted for the higher than projected earnings in the quarter, and confirming the payroll cycle impact on cash flow we discussed last quarter.

Turning to our guidance for the December quarter. Beginning last year in June 2003 and through the end of the last quarter, we saw fairly strong and consistent improvement in economic and industry conditions that overrode to some extent normal seasonal trends.  Beginning this quarter, we saw continued improvement in industry conditions; however, this occurred in the context of more normal seasonal trends.  For example, July was a more normal, slower month for us this quarter.  Going forward, we expect steady improvement in economic and industry conditions to occur but also expect more traditional seasonal patterns.  These factors, together with election related printing and the incremental contribution from recent acquisitions provide a basis for our revenue projection for the upcoming December quarter of $194 million, reflecting a 1% internal growth rate, excluding election related printing.

We remain optimistic that we can gain further leverage on operating margins over time but remain cautious as we believe this gain will happen gradually and as a result of sustained economic and industry growth.  Therefore, our $.54 estimate for diluted earnings per share in the December quarter is based on a sequentially flat operating margin of 7.1%.

Also, at this earnings level, EBITDA is projected to be sequentially flat at $24 million, with a Free Cash Flow of approximately $12-14 million.

I would now like to turn the call back over to Joe to open the call for questions.

Joe Davis:

Thank you, Chris.  Overall I am pleased with our quarter and our continuing financial growth.  Consolidated Graphics has utilized the strength and breadth of our business model to leverage an improving industry environment.  We are making good progress in both our National Sales program, Cross-Selling initiatives and technology offerings, and have continued to strengthen the business through strategic acquisitions and a commitment to cost controls that have allowed us to generate significant improvements in profitability.  While near term internal growth rates may get more challenging as a result of a return to more normalized seasonal demand patterns, we believe our positioning in the market, combined with our focus on cost controls, will allow us to report continued success in the future. Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you operator.  As I stated earlier in the call, I am pleased with the results of the September quarter.  We are optimistic about the improvements in our markets and confident in the strength of our business model.  We look forward to reporting December quarter results to you on February 2nd.  We appreciate the continued support of our customers, employees and shareholders.